NEWS RELEASE          ______________

For Release:        Immediately

Contact:         Frank H. Boykin, Chief Financial Officer (706) 624-2695

MOHAWK INDUSTRIES, INC. ANNOUNCES PURCHASE OF IVC GROUP

Calhoun, Georgia, January 13, 2015 - Mohawk Industries, Inc. (NYSE:MHK) today announced that the Company has entered into a definitive agreement to acquire the IVC Group, which expands the Company’s position as the leading global flooring manufacturer. The IVC Group is a major manufacturer of sheet vinyl, luxury vinyl tile (LVT) and laminate, with operations in Europe and the United States and sales of approximately $700 million. Mohawk is acquiring IVC for approximately $1.2 billion through a combination of cash and equity. The transaction is expected to be completed around the end of the first quarter of 2015, pending customary closing conditions and regulatory approvals. Mohawk anticipates that the transaction will be accretive to EPS in the first twelve months.

The IVC Group was founded in Belgium in 1997 by Filip Balcaen, who is currently IVC’s chairman and primary shareholder. IVC is a major sheet vinyl provider in Europe and the U.S. and is also a leading player in the fast growing LVT category. Over the past two decades, IVC has grown rapidly based on a business model that focused on low cost, state-of-the-art manufacturing combined with a broad product offering which is customized to meet individual channel and customer needs. IVC primarily distributes their products through large retailers, home centers and regional distributors and is focused on the residential sector. The company employs approximately 1300 people around the globe.

Jeff Lorberbaum, Mohawk’s chairman and chief executive officer, stated, “There are many potential synergies between IVC and Mohawk in both Europe and the U.S. Our greatest opportunities are in LVT, which has increased globally around 18% in the past year. IVC is the fastest growing manufacturer of LVT in Europe, and their manufacturing expertise will help start up our new Belgian LVT factory faster. This new plant will allow IVC to further expand their European sales. In the U.S., LVT now represents about 5% of the total flooring market, and sales are projected to grow more than 15% annually through the end of the decade. Their new LVT plant in Dalton, Ga. will be one of the world’s largest, most efficient production lines with leading technology and will position us to meet the rapidly growing U.S. market.”

IVC’s sheet vinyl is constructed with a fiberglass core that provides a cushioned product that does not crack, curl or expand, making it durable and easy to install. These performance features are preferred by the consumer and should enhance our growth. Mohawk has distributed sheet vinyl and LVT products for a number of years and expects the IVC products to complement its existing offering.

Lorberbaum said, “The IVC acquisition positions Mohawk as a major participant in both the fast growing LVT category and the expanding fiberglass sheet vinyl business. Mohawk continues to utilize its strong management and balance sheet to increase its participation in the worldwide flooring industry. Today, Mohawk has leading brands and market positions in all flooring types, including ceramic, carpet, laminate, wood, sheet vinyl, LVT, stone and rugs. The U.S. market remains Mohawk’s primary focus, comprising about 70% of our business, with expanding positions in Mexico, Europe, Russia, Asia and Australia. The U.S. flooring market is expected to grow faster over the next few years, and we are well positioned to maximize our results. In Europe, our product offerings will satisfy all consumer preferences, positioning us well as the economic recovery gains traction. The IVC acquisition strengthens Mohawk’s position as a leading global flooring manufacturer and provides a platform for significant future growth.”

Mohawk has scheduled a conference call at 11:00 a.m. Eastern Time on Wednesday, January 14, 2015, to discuss the IVC acquisition. The telephone number is 1-800-603-9255 toll free for US/Canada and 1-706-634-2294 for International/Local. Conference ID #65022236. A replay will also be available until January 28, 2015 by dialing 1-855-859-2056 toll free for US/local calls and 1-404-537-3406 for International/Local calls and entering Conference ID #65022236.

ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry-leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Bigelow, Daltile, Durkan, Karastan, Lees, Marazzi, Kerama Marazzi, Mohawk, Pergo, Unilin and Quick-Step. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into a leading global flooring company with operations in Australia, Brazil, Canada, China, Europe, India, Malaysia, Mexico, Russia and the United States.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation in raw material prices and other input costs; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; tax, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

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